As filed with the Securities and Exchange Commission on March 24, 1999
                                                        Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                               3282985
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

      740 St. Maurice, Suite 201
          Montreal, Quebec                                        H3C 1L5
(Address of Principal Executive Offices)                         (Zip Code)

                              EMPLOYMENT AGREEMENT
                          BETWEEN TIREX CANADA R&D INC.
                                    JOHN CARR
                            (Full title of the Plan)

                                 Scott Rapfogel
                                 621 Clove Road
                             Staten Island, NY 10310
           (Name and address, including zip code of agent for service)

                                 (718) 981-8485
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                            Proposed Maximum   Proposed Maximum     Amount of
Title of Securities           Amount to be   Offering Price   Aggregate Offering   Registration
 to be Registered              Registered      per Share*           Price*              Fee
-----------------------------------------------------------------------------------------------
Common Stock, Par Value,
$.001 Per Share, of The
Tirex Corporation Issued
Pursuant to Employment
Agreement with
John Carr                        143,561        $.1525             $21,893            $6.63
-----------------------------------------------------------------------------------------------
    TOTAL                        143,561        $.1525             $21,893            $100
===============================================================================================

* Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the closing bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 19, 1999.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents are incorporated by reference in this registration statement.

(a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1998 and December 31, 1998, filed pursuant to Section 15(d) of the Exchange Act, and Registrant's Current Reports on Form 8-K, dated May 27, 1998 (filed with the Commission on August 3, 1998) and September 14, 1998 (filed with the Commission on September 18, 1998);

      All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

      The authorized capital stock of Registrant consists of one hundred twenty million shares (120,000,000), par value $.001 per share, of which one hundred fifteen million, (115,000,000) shares are designated Common Stock par value $.001 per share, and five million (5,000,000) shares are designated Class A Stock, par value $.001 per share. As at March 18, 1999 there were seventy eight million, two hundred forty one thousand, four hundred thirty seven (78,241,437) shares of Common Stock issued and outstanding. The Class A Stock may be issued from time to time, in one or more classes, or one or more series within any class thereof, in any manner permitted by law, as determined from time to time by Registrant's board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation, each class or series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in Registrant's Certificate of Incorporation. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation.

      Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by Registrant.

      The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share hold. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

      Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5. Interest of Named Experts and Counsel.

      Frances Katz Levine, counsel to the Registrant, is employed by Registrant as its corporate and securities counsel. As at March 18, 1999 Ms. Levine and her husband, Robert Levine, were the record and beneficial owners of approximately 6.37% of the Registrant's issued and outstanding common stock. Scott Rapfogel, counsel to the Registrant, is employed by Registrant as its assistant corporate and securities counsel. Mr. Rapfogel is the record and beneficial owner of less than 1% of the Registrant's issued and outstanding common stock.

Item 6. Indemnification of Directors and Officers.

      The Company's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145").

Pursuant thereto, the Company indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Company. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause
o believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct int he performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

      The Company's By-laws provide for indemnification of the Company's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals therefrom and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Company, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7. Exemption From Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

      The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit No.             Item
-----------             ----

5.1                     Opinion of Scott Rapfogel,  Esq., regarding the legality
                        of  the   securities   being   registered   under   this
                        Registration Statement.

10.1 Employment Agreement effective as of August 1, 1997 between Tirex Canada R&D Inc. and John Carr

24.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants Independent Auditors for the Registrant.

24.2                    Consent  of  Scott  Rapfogel,   Esq.,  counsel  for  the
                        Registrant (set forth in the opinion of counsel included as Exhibit 5.1).

-----------------------------

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities /Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 22nd day of March, 1999.

                                             THE TIREX CORPORATION

                                             By /s/ Terence C. Byrne
                                                --------------------------------
                                             Terence C. Byrne,
                                             Chairman of the Board of Directors
                                                   and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                        Title                        Date
         ---------                        -----                        ----

/s/ Terence C. Byrne              Chairman of the Board           March 22, 1999
------------------------------    of Directors and Chief
Terence C. Byrne                  Executive Officer

/s/ Michael D.A. Ash              Secretary, Treasurer            March 22, 1999
------------------------------    and Chief Financial and
Michael D.A. Ash                  Accounting Officer

Majority of the Board of Directors

/s/ Terence C. Byrne              Director                        March 22, 1999
------------------------------
Terence C. Byrne

/s/ Louis Sanzaro                 Director                        March 22, 1999
------------------------------
Louis Sanzaro

/s/ Louis V. Muro                 Director                        March 22, 1999
------------------------------
Louis V. Muro

/s/ Henry Meier                   Director                        March 22, 1999
------------------------------
Henry Meier

                                 EXHIBIT INDEX

Exhibit No.                          Item                                   Page
-----------                          ----                                   ----

5.1               Opinion of Scott Rapfogel,  Esq. regarding
                  the  legality  of  the  securities   being
                  registered    under   this    Registration
                  Statement

10.1              Employment   Agreement   effective  as  of
                  August 1, 1997  between  Tirex  Canada R&D
                  Inc. and John Carr

24.1              Consent  of   Pinkham  &  Pinkham,   P.C.,
                  Certified Public  Accountants  Independent
                  Auditors for the Registrant

24.2              Consent  of  Scott  Rapfogel,   Esq.,  the
                  counsel for the  Registrant  (set forth in
                  the opinion of counsel included as Exhibit
                  5.1)